Exhibit 99.1

Investor Update - June 14, 2012

References in this update to “Air Group,” “Company,” “we,” “us,” and “our” refer to Alaska Air Group, Inc. and its subsidiaries, unless otherwise specified.

This update includes forecasted operational and financial information for our mainline and consolidated operations. Our disclosure of operating cost per available seat mile, excluding fuel and other items, provides us (and may provide investors) with the ability to measure and monitor our performance without these items. The most directly comparable GAAP measure is total operating expenses per available seat mile. However, due to the large fluctuations in fuel prices, we are unable to predict total operating expenses for any future period with any degree of certainty. In addition, we believe the disclosure of fuel expense on an economic basis is useful to investors in evaluating our ongoing operational performance. Please see the cautionary statement under “Forward-Looking Information.”

We are providing information about estimated fuel prices and our hedging program. Management believes it is useful to compare results between periods on an “economic basis.” Economic fuel expense is defined as the raw or “into-plane” fuel cost less any cash we receive from hedge counterparties for hedges that settle during the period, offset by the recognition of premiums originally paid for those hedges that settle during the period. Economic fuel expense more closely approximates the net cash outflow associated with purchasing fuel for our operation.

Forward-Looking Information
This update contains forward-looking statements subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These statements relate to future events and involve known and unknown risks and uncertainties that may cause actual outcomes to be materially different from those indicated by any forward-looking statements. For a comprehensive discussion of potential risk factors, see Item 1A of the Company's Annual Report on Form 10-K for the year ended December 31, 2011. Some of these risks include general economic conditions, increases in operating costs including fuel, competition, labor costs and relations, our significant indebtedness, inability to meet cost reduction goals, seasonal fluctuations in our financial results, an aircraft accident, and changes in laws and regulations. All of the forward-looking statements are qualified in their entirety by reference to the risk factors discussed therein. We operate in a continually changing business environment, and new risk factors emerge from time to time. Management cannot predict such new risk factors, nor can it assess the impact, if any, of such new risk factors on our business or events described in any forward-looking statements. We expressly disclaim any obligation to publicly update or revise any forward-looking statements after the date of this report to conform them to actual results. Over time, our actual results, performance or achievements will likely differ from the anticipated results, performance or achievements that are expressed or implied by our forward-looking statements, and such differences might be significant and materially adverse.

ALASKA AIRLINES - MAINLINE
May 2012 Statistics

	May 2012	Change Y-O-Y	QTD 2012	Change Y-O-Y
Revenue passengers (000s)	1,566	5.6%	3,080	4.3%
Traffic (RPMs in millions)	2,058	11.2%	4,044	8.7%
Capacity (ASMs in millions)	2,369	8.5%	4,641	5.8%
Load factor(a)	86.9%	2.2 pts	87.1%	2.3 pts
Passenger RASM (cents)(b)	11.57¢	1.8%	11.77¢	4.4%
RASM (cents)	13.56¢	0.5%	13.80¢	3.5%
Economic fuel cost per gallon	$3.47	4.8%	$3.53	8.0%

(a)	Percentage of available seats occupied by fare-paying passengers.

(b)	Passenger RASM reflects our reclassification of ancillary revenues out of Passenger Revenue and into Other-net Revenue. For more information refer to Exhibit 99.2 in our Form 8-K filed May 18, 2012.

Forecast Information

	Forecast Q2 2012	Change Y-O-Y	Prior Guidance May 18, 2012	Forecast Full Year 2012	Change Y-O-Y	Prior Guidance May 18, 2012
Capacity (ASMs in millions)	7,050 - 7,150	~ 6%	7,050 - 7,150	27,850 - 28,350	~ 6%	27,850 - 28,350
Cost per ASM excluding fuel and special items (cents)	7.40 - 7.50	~ flat	7.40 - 7.50	7.50 - 7.55	~ (1%)	7.50 - 7.55
Fuel gallons (000,000)	93	7%	93	365 - 370	~ 6%	365 - 370
Economic fuel cost per gallon(a)	$3.39	4%	$3.43	(a)	(a)	(a)

(a)
Our economic fuel cost per gallon estimate for the second quarter is primarily comprised of the following per-gallon assumptions:  crude oil cost - $2.24 ($94 per barrel), refining margin - 76 cents, and cost of settled hedges - 11 cents, with the remaining difference due to taxes and other into-plane costs. Because of the volatility of fuel prices, we do not provide full-year economic fuel estimates.

Changes in Advance Booked Load Factors (percentage of ASMs that are sold)(a)

	June	July	August
Point Change Y-O-Y	+ 2.5 pts	+ 3.0 pts	+ 3.5 pts
Prior Guidance May 18, 2012 - Point Change Y-O-Y	+ 4.5 pts	+ 2.0 pts	N/A

(a)	Percentage point change compared to the same point in time last year.

AIR GROUP - CONSOLIDATED
May 2012 Statistics

	May 2012	Change Y-O-Y	QTD 2012	Change Y-O-Y
Revenue passengers (000s)	2,162	5.4%	4,256	4.6%
Traffic (RPMs in millions)	2,266	10.9%	4,455	8.6%
Capacity (ASMs in millions)	2,635	8.3%	5,168	5.7%
Load factor(a)	86.0%	2.0 pts	86.2%	2.2 pts
Passenger RASM (cents)(b)	12.70¢	0.6%	12.92¢	3.8%
RASM (cents)	14.72¢	(0.3)%	14.96¢	2.8%
Economic fuel cost per gallon	$3.48	4.8%	$3.53	8.0%

(a)	Percentage of available seats occupied by fare-paying passengers.

(b)	Passenger RASM reflects our reclassification of ancillary revenues out of Passenger Revenue and into Other-net Revenue. For more information refer to Exhibit 99.2 in our Form 8-K filed May 18, 2012.

Forecast Information

	Forecast Q2 2012	Change Y-O-Y	Prior Guidance May 18, 2012	Forecast Full Year 2012	Change Y-O-Y	Prior Guidance May 18, 2012
Capacity (ASMs in millions)	7,850 - 7,950	~ 6%	7,850 - 7,950	31,100 - 31,600	~ 6%	31,000 - 31,600
Cost per ASM excluding fuel and special items (cents)	8.35 - 8.45	~ flat	8.35 - 8.45	8.40 - 8.45	~ (1.5%)	8.40 - 8.45
Fuel gallons (000,000)	106	6%	106	420 - 425	~ 6%	420 - 425
Economic fuel cost per gallon(a)	$3.39	3%	$3.43	(a)	(a)	(a)

(a)	Because of the volatility of fuel prices, we do not provide full year economic fuel estimates.

Changes in Advance Booked Load Factors (percentage of ASMs that are sold)(a)

	June	July	August
Point Change Y-O-Y	+ 2.0 pts	+ 3.0 pts	+ 3.5 pts
Prior Guidance May 18, 2012 - Point Change Y-O-Y	+ 4.0 pts	+ 2.0 pts	N/A

(a)	Percentage point change compared to the same point in time last year.

Labor Agreements
Alaska reached a tentative six-year agreement with the International Association of Machinists and Aerospace Workers (IAMAW) representing ramp service and stores agents on June 12, 2012. Horizon reached a tentative five-year agreement with the Association of Flight Attendants (AFA) on May 30, 2012.

Nonoperating Expense
We expect that our consolidated nonoperating expense will be approximately $10 million to $11 million in the second quarter of 2012. The increase from May guidance is due to anticipated charges related to debt prepayments.

Stock Repurchase
Through June 8, 2012, Air Group has repurchased 539,000 shares of its common stock for approximately $18.6 million under our existing $50 million repurchase program. The program expires in February 2013.

AIR GROUP - CONSOLIDATED (continued)
Cash and Share Count

(in millions)	May 31, 2012	March 31, 2012
Cash and marketable securities	$1,253	$1,141
Common shares outstanding	70.947	71.399

Capital Expenditures(a)(b)
Total expected capital expenditures for 2012 and 2013 are as follows (in millions):

	2012	2013
Aircraft and aircraft purchase deposits	$385	$340
Other flight equipment	30	20
Other property and equipment	65	65
Total property and equipment additions	$480	$425

(a)	Preliminary estimate, subject to change.

(b)
The company has slightly modified its Boeing 737 delivery schedule. One aircraft delivery was moved into December 2012 from January 2013. Two other 737s scheduled for mid-2013 were moved into 2014. The estimated capital expenditure amount above reflects these changes, as well as the aircraft deliveries below.

Firm Aircraft Commitments
The tables below reflect the current delivery schedules for firm aircraft:

	Remaining 2012	2013	2014	2015	2016	Total
Boeing 737-800	—	—	1	2	—	3
Boeing 737-900ER	4	9	9	—	—	22
Totals	4	9	10	2	—	25

In addition to the firm orders noted above, Air Group has options to acquire 39 additional B737 aircraft and 10 Q400 aircraft.

Projected Fleet Count(a)

		Actual Fleet Count		Expected Fleet Activity
Aircraft	Seats	Dec 31, 2011	May 31, 2012	2012 Changes	Dec 31, 2012	2013 Changes	Dec 31, 2013	2014 Changes	Dec 31, 2014
737-400	144	24	24	—	24	(3)	21	(5)	16
737-400F(b)	—	1	1	—	1	—	1	—	1
737-400C(b)	72	5	5	—	5	—	5	—	5
737-700	124	17	17	—	17	—	17	(3)	14
737-800	157	58	61	—	61	—	61	1	62
737-900	172	12	12	—	12	—	12	—	12
737-900ER	181	—	—	4	4	9	13	9	22
Q400	76	48	49	(1)	48	—	48	—	48
Totals		165	169	3	172	6	178	2	180

(a)	The expected fleet counts at December 31, 2012, 2013 and 2014 are subject to change.

(b)	F-Freighter; C-Combination freighter/passenger.

AIR GROUP - CONSOLIDATED (continued)
Future Fuel Hedge Positions(a)
We use both call options on crude oil futures and swap instruments on LA Jet refining margins to hedge against price volatility of future jet fuel consumption. We have refining margin swaps in place for approximately 50% of our second quarter 2012 estimated jet fuel purchases at an average price of 79 cents per gallon and 26% of our third quarter 2012 estimated purchases at an average price of 71 cents per gallon. Our crude oil positions are as follows:

	Approximate % of Expected Fuel Requirements	Weighted-Average Crude Oil Price per Barrel	Average Premium Cost per Barrel
Second Quarter 2012	50%	$100	$10
Third Quarter 2012	50%	$100	$10
Fourth Quarter 2012	50%	$100	$10
Remainder of 2012	50%	$100	$10
First Quarter 2013	50%	$98	$12
Second Quarter 2013	50%	$98	$12
Third Quarter 2013	44%	$99	$12
Fourth Quarter 2013	38%	$100	$12
Full Year 2013	46%	$99	$12
First Quarter 2014	33%	$100	$12
Second Quarter 2014	22%	$100	$13
Third Quarter 2014	17%	$100	$12
Fourth Quarter 2014	11%	$105	$11
Full Year 2014	20%	$101	$12
First Quarter 2015	6%	$107	$10
Full Year 2015	1%	$107	$10

(a)
All of our future oil positions are call options, which are designed to effectively cap the cost of the crude oil component of our jet fuel purchases. With call options, we benefit from a decline in crude oil prices, as there is no cash outlay other than the premiums we pay to enter into the contracts.

Fuel Price Sensitivity
Given our current fuel-hedge portfolio, the following table depicts the sensitivity of fuel prices under various crude oil and refining margin future prices for the remainder of 2012:

		Crude Price per Barrel
		$70	$80	$90	$100	$110
Refining Margin (cents per Gallon)	50	$2.89	$3.03	$3.17	$3.28	$3.38
	60	$2.94	$3.08	$3.21	$3.33	$3.43
	70	$2.99	$3.13	$3.26	$3.38	$3.48
	80	$3.04	$3.18	$3.31	$3.43	$3.53
	90	$3.08	$3.23	$3.36	$3.48	$3.58